Exhibit 99.1

CONSENT OF NATIONAL CINEMEDIA, LLC

Board of Directors
Regal Entertainment Group
7132 Regal Lane
Knoxville, TN 37918

Members of the Board:

We hereby consent to the use by Regal Entertainment Group (the “Company”) of the audited financial statements of National CineMedia, LLC as of and for the year ended December 29, 2011 (and comparative periods) appearing in the Form 10-K/A for the fiscal year ended December 29, 2011 filed by the Company with the Securities and Exchange Commission and any amendment thereto.

National CineMedia, LLC
By National CineMedia, Inc., its managing member

By:	/s/ RALPH E. HARDY
Ralph E. Hardy
Executive Vice President, General Counsel and Secretary
March 28, 2012